Exhibit 10.2

September 29, 2015

Mr. Don Lehr, CLO
Intrexon Corporation
20374 Seneca Meadows Parkway
Germantown, Maryland 20876

Mr. David Pernock, CEO
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, Pennsylvania 19341

Re: Termination of Ehlers-Danlos Syndrome Program

Dear David,

I write on behalf of Intrexon Corporation in reference to the Exclusive Channel Collaboration Agreement between Fibrocell Science, Inc. and Intrexon Corporation, dated October 5, 2012, as amended (the “ECC”). Given the technical hurdles encountered to date with the program for the development of therapies to treat Ehlers-Danlos Syndrome (the “Program”), the parties previously agreed to terminate the Program. This letter is to confirm our understanding that Intrexon and Fibrocell have elected to formally terminate the Program by mutual agreement and that, as a result, neither party will have any further obligations under the ECC with respect to the following provision of the “Field” (as defined in the ECC):
autologous human fibroblasts genetically modified to express bioactive Tenascin X locally to correct connective tissue disorders.
Moreover, neither party shall have any further obligations under the Stock Issuance Agreement, dated January 10, 2014, which agreement was executed in connection with the initiation of the foregoing Program. All other terms and conditions of the ECC shall remain in full force and effect.
Please confirm your acceptance of the foregoing by signing this letter in the space provided below and returning one executed copy to us. We appreciate and enjoy our collaboration with Fibrocell and continue to look forward to our additional projects together.
Sincerely,

/s/ Don Lehr
Don Lehr
Chief Legal Officer

Acknowledged and agreed on behalf of Fibrocell Science, Inc.:

By:	/s/ David Pernock
Name:	David Pernock
Its:	Chairman/CEO